SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant[X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission
  Only (as permitted by Rule 14a-6(e)(2)

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

GOLDEN ISLES FINANCIAL HOLDINGS, INC.


    Notice is hereby given that a special meeting of shareholders of Golden Isles Financial Holdings, Inc. (the "Company") will be held on Tuesday, March 11, 1997, at 10:00 a.m., local time, at the Embassy Suites Hotel, 500 Mall Boulevard, Brunswick, Georgia 31520, pursuant to a demand delivered to the Secretary of the Company by more than 25% of the shareholders of the Company for the purpose of considering and voting on the following matters, all of which are described in the attached proxy statement:

    1.    BOARD OF DIRECTORS.  To consider and vote upon
Proposal A, summarized below and if Proposal A is not adopted in its entirety, to consider and vote upon Proposal B, summarized below.

    PROPOSAL A:

    1.    That the number of members constituting the full
          Board of Directors be fixed at six (a decrease of two members);

    2.    That each of J. Thomas Whelchel, Michael D. Hodges,
          C. Kermit Keenum and L. McRee Harden be removed as members of the Board of Directors;

    3. That Article 3, Section 3.6 of the bylaws of the Company be amended to state that the shareholders of the Company shall have the right to fill a vacancy on the Board of Directors (created by the removal of a director) at a special meeting or an annual meeting; and

    4.    That two persons  nominated by Gregory S. Junkin,
          Paul D. Lockyer and Scott A. Junkin be elected to fill the two vacancies on the Board of Directors.

    PROPOSAL B:

    5.    That the number of members constituting the full
          Board of Directors be fixed at 13 (an increase of five members); and

    6.    That five persons nominated by Gregory S. Junkin,
          Paul D. Lockyer and Scott A. Junkin be elected to fill the five vacancies on the Board of Directors resulting from the increase in the number of directors.

    2. OTHER BUSINESS. Such other matters as may properly come before the meeting and any adjournment thereof.

    Only shareholders of record at the close of business on Wednesday, January 29, 1997, shall be entitled to notice of and to vote at the meeting and any adjournment thereof.

    The Board of Directors would like to have as many shareholders as possible represented at the special meeting. Accordingly, you are asked to sign and return the enclosed ORANGE proxy card at your earliest convenience. You may change or withdraw your proxy at any time prior to the voting at the meeting, including if you attend the meeting and wish to vote in person.

    By order of the Board of Directors and Jimmy D. Veal,
Secretary.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.



By: /s/ Jimmy D. Veal
    Jimmy D. Veal, Secretary




























St. Simons Island, GA
February 17, 1997
SUMMARY

    This proxy statement is furnished in connection with two alternative proposals (Proposal A and Proposal B) to be voted upon by shareholders of Golden Isles Financial Holdings, Inc. (the "Company") at a special meeting of the shareholders of the Company on March 11, 1997. Under both proposals, persons nominated by Mr. Gregory S. Junkin ("Mr. Junkin"), Mr. Paul D. Lockyer ("Mr. Lockyer") and Mr. Scott A. Junkin (collectively, the "Junkin Group") would be elected to fill vacancies on the Board of Directors of the Company created by adoption of either of those proposals. Mr. Junkin and Mr. Lockyer both served as executive officers of the Company prior to their dismissal on October 17, 1996, at which time their employment was terminated by the Board of Directors of the Company for reasons more particularly discussed below (see "Dismissal of Mr. Junkin and Mr. Lockyer"). THE EFFECT OF EITHER PROPOSAL, IF ADOPTED BY SHAREHOLDERS OF THE COMPANY, WOULD BE TO ENABLE MR. JUNKIN AND MR. LOCKYER TO REGAIN CONTROL OF MANAGEMENT OF THE COMPANY.

    THE BOARD OF DIRECTORS OF THE COMPANY, EXCEPTING ONLY
MESSRS. JUNKIN AND LOCKYER, OPPOSES BOTH OF THE PROPOSALS AND
RECOMMENDS YOU VOTE AGAINST ALL PARTS OF PROPOSAL A AND PROPOSAL B AND SIGN, DATE AND RETURN THE ENCLOSED ORANGE PROXY CARD TO MR.
JIMMY D. VEAL IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Golden Isles Financial Holdings, Inc. (the "Company") for use at the special meeting of the shareholders of the Company (the "Special Meeting") to be held on Tuesday, March 11, 1997, at 10:00 a.m. at the Embassy Suites Hotel, 500 Mall Boulevard, Brunswick, Georgia 31525, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting.

    The meeting is being called pursuant to the written demand of approximately 28% of the shareholders of the Company, at the request of the Junkin Group delivered to the Company on January 17, 1997. The accompanying notice was previously sent to you by Mr. Junkin, designated in the request as Officer of Persons Calling the Meeting. The Special Meeting has subsequently been called by the Board of Directors of the Company at a duly called board meeting on January 29, 1997. Accordingly, the Company is sending you an additional notice of the Special Meeting of the shareholders.

    At the Special Meeting, shareholders of the Company will be asked to vote on alternative Proposals A and B, more particularly set forth hereinafter. The Junkin Group has stated that it will solicit proxies from shareholders in support of Proposals A and/or
B. THE ENCLOSED ORANGE PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY IN OPPOSITION TO PROPOSALS A AND
B. At the January 31, 1997, Board of Directors meeting, where the solicitation of this proxy was authorized, the directors voted five to two (with Mr. Russell C. Jacobs, Jr. absent) to solicit proxies of shareholders to vote AGAINST Proposal A and Proposal B. At the meeting, all present directors voted to oppose Proposals A and B except Messrs. Junkin and Lockyer. The Board of Directors of the Company, excepting only Messrs. Junkin and Lockyer, recommends a vote AGAINST Proposal A and Proposal B.


    It is important that you complete your orange card so that your shares are represented at the Special Meeting. Only shareholders of record at the close of business on January 29, 1997, or their duly appointed representatives, are entitled to vote at the special meeting or any adjournment thereof. As of that date, the Company had outstanding and entitled to vote 2,344,302 shares of its no par value common stock. Each shareholder is entitled to one vote per share owned.

    Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Special Meeting and gives notice of his or her election to vote in person, without complying with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it, or a duly executed proxy card bearing a later date, to the Secretary of the Company. If the proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the Special Meeting in the manner specified therein. If the proxy card is returned without any choice being specified, it will be voted AGAINST all the Proposals presented at the Special Meeting, and in the proxy-holder's discretion with regard to any other matters that may properly come before the meeting.

    In addition to solicitation by mail, directors L. McRee Harden, Michael D. Hodges, Russell C. Jacobs, Jr., C. Kermit Keenum, Jimmy D. Veal, and J. Thomas Whelchel (collectively, the "Soliciting Directors") and regular employees of the Company and its subsidiaries, The First Bank of Brunswick (the "Bank"), First Bank Mortgage Corporation and First Credit Service Corporation may solicit proxies. In addition, other persons that may be engaged by the directors and management of the Company and its subsidiaries to solicit proxies include, but are not limited to, other shareholders who have indicated a desire to aid the present management of the Company. Such individuals may solicit proxies in person or by telephone or telecopy from shareholders who have been provided prior to such solicitation with a copy of this proxy statement.

    The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. The Company estimates that total expenditures for this solicitation will be $70,000, of which approximately $50,000 has been spent to date. The Company requests that banks, brokerage houses and other custodians, nominees and fiduciaries forward all of the solicitation materials to the beneficial owners of the shares they hold of record. The Company will reimburse these record holders normal handling charges for such forwarding service.


BACKGROUND OF SPECIAL MEETING

    Golden Isles Financial Holdings, Inc. (the "Company") was incorporated under the laws of the State of Georgia on September 8, 1987. Mr. Junkin was the first Chairman of the Company's Board of Directors. The Company conducted only organizational activities until its initial public offering closed on January 31, 1990. The Company used the proceeds of the offering to capitalize and acquire all of the capital stock of The First Bank of Brunswick, Brunswick, Georgia (the "Bank"), a state bank organized under the laws of the State of Georgia.

    The Bank opened for business on July 2, 1990, to engage in a general commercial banking business in Glynn County, Georgia. Mr. Lockyer was the first President of the Bank and continued as President of the Bank until October 17, 1996.

    In September of 1993, the Company received approval to establish and operate First Bank Mortgage Corporation ("FBMC") as a wholly-owned subsidiary of the Company to engage in originating, making, acquiring and servicing mortgage loans. Also, in September of 1993, the Company received approval to establish and operate First Credit Service Corporation ("FCC") as a wholly-owned subsidiary of the Company to engage in the making of consumer loans.

    The Soliciting Directors are of this proxy were of the opinion that when FBMC was organized in 1993 as a wholly-owned mortgage banking subsidiary of the Company, to act as a correspondent lender, originating, processing, and closing mortgage loans. It was contemplated that the loans would be originated at FBMC locations, and would be funded at closing by a wholesaler or through a warehouse line of credit which is repaid upon purchase of the loan by the wholesaler. FCC was organized in 1993 for the purpose of engaging in the consumer loan business in Southeast Georgia and presently has offices in Brunswick, Kingsland, Savannah, Waycross, and Martinez, Georgia.

    On June 6, 1994, Mr. Junkin became the full-time salaried Chief Executive Officer of the Company, FBMC and FCC. It is the view of the Soliciting Directors that prior to June 6, 1994, Mr. Junkin served the Company in a manner similar to other members of the Board and was not regarded by them as an employee of the Company.


DISMISSAL OF MR. JUNKIN AND MR. LOCKYER

    On October 17, 1996, the Board of Directors, by a vote of six to two, removed Messrs. Junkin and Lockyer as officers of the Company and subsidiaries and removed Messrs. Junkin and Lockyer as directors of all the subsidiary companies. The decision to terminate Messrs. Junkin and Lockyer was based primarily upon excessive losses and expenses under the leadership of Messrs. Junkin and Lockyer, continuing losses of FBMC and excessive costs incurred in furnishing new office space. Other important factors leading to the Board's decision were: (a) imprudent use of company funds, (b) failure to consult with or obtain Board approval before taking significant action, (c) expending significant company monies without Board approval, (d) exposing the Company to substantial risks of loss and (e) failing to exercise what the Board considers to be sound management practices.

    Mr. Lockyer had an employment contract with the Bank which provided that in the event of his termination, he would receive severance pay of one year's salary. Immediately following his termination, Mr. Lockyer demanded payment and the Bank paid him $145,000 in fulfillment of its obligations under the employment contract.

    Mr. J. Thomas Whelchel ("Mr. Whelchel") was elected Acting
Chairman of the Board and Chief Executive Officer of the Company.
Mr. Michael D. Hodges ("Mr. Hodges") was elected Acting President and Chief Executive Officer of the Bank.


LOSSES AND EXPENSES UNDER THE LEADERSHIP OF MESSRS. JUNKIN AND
LOCKYER

    The Company was profitable before it hired Mr. Junkin. For the six month period ending June 30, 1994, the six month period immediately preceding Mr. Junkin becoming the Company's full-time Chief Executive Officer, the Company's net income was $105,431. Indeed, the Company was profitable in the first six months of Mr. Junkin's leadership, and for the year ended December 31, 1994, the Company's net income was $246,222. However, in 1995, Mr. Junkin's first full year as Chief Executive Officer, the Company's net income fell to $12,898, or only $.01 per share for the year ending December 31, 1995.

    This downward trend has continued during 1996.
Specifically, for the quarter ending March 31, 1996, the Company had an unaudited net loss of $76,578 or a loss of $.03 per share; for the quarter ending June 30, 1996, the Company had an unaudited net loss of $69,745 or a loss of $.03 per share. For the quarter ending September 30, 1996, the Company had an unaudited net loss of $280,442 or a loss of $.12 a share. For the quarter ending December 31, 1996, the Company had an unaudited net loss of $1,172,831 or a loss of $.50 a share. Thus, for the year ending December 31, 1996, the Company had an unaudited net loss of $1,585,068 or a loss of $.68 per share. See the unaudited financial statements for the year ending December 31, 1996, at
Schedule 2. The Company expects audited results for the year ending December 31, 1996, to be available and announced before the Special Meeting.

    The recent deterioration of the Company's financial condition is attributable in significant part to the losses incurred at FBMC. For the year ended December 31, 1996, FBMC has incurred a net operating loss of $1,285,416. This includes provisions established in September 1996 of $115,000 for loan losses and restructuring costs. With respect to the reserves, to the extent mortgage loans are sold, the reserves may be reduced (and losses may be reduced). While FBMC activities did contribute interest income to the Bank earned with respect to loans the Bank made in furtherance of FBMC's activities, it is the opinion of the Soliciting Directors that additional write-offs may have to be taken with respect to some of these loans. To the extent such write-offs are taken, such interest income will be reduced or eliminated.

    In the aggregate, since its inception in 1993, FBMC has lost
$1,804,368 (unaudited).  After the termination 4 of Mr. Junkin and
Mr. Lockyer, the Board of Directors investigated the nature of the losses at FBMC. After a careful review of the overall operations of FBMC, it was the opinion of the Soliciting Directors that the losses were caused by expenses in excess of actual revenue and anticipated revenue. The Soliciting Directors are further of the opinion these losses will continue definitely unless business is restructured and are not short-term losses necessary to create future earnings.

    The financial condition of the Company has also been adversely impacted by excessive expenses (in light of overall Company results) incurred by the Company at the holding company level. Holding company expenses include among other things, $174,435 of expenses incurred in 1995 - 1996 relating to the redecoration of holding Company offices at 200 Plantation Chase. The Soliciting Directors were not aware of the magnitude of these expenses while they were being incurred. Non-interest expense through December 31, 1996, was $1,088,160, which the Soliciting Directors regard to be inordinately high. The Company received no income to offset those expenses other than from intercompany income.

    The Company has not declared a cash dividend since it commenced operations in July 1990.


FBMC ACTIVITIES

    When FBMC commenced operations, it engaged in a typical mortgage banking business. Namely, FBMC acted as a "correspondent" lender - a lender who originates, processes, and closes the mortgage loans to borrowers - and then sells the loans to a wholesaler or investor, with FBMC receiving income from the sale of the mortgages. Typically, when a loan is closed, the loan is funded either by a wholesaler itself (who buys the loan from FBMC) or by FBMC itself, through a "warehouse" line of credit which FBMC repays when the wholesaler purchases the loan. It is the view of the Soliciting Directors that FBMC was intended to be in the business of making and purchasing (and quick selling) of mortgage loans as opposed to the holding of loans. In other words, the Soliciting Directors' understanding was that FBMC was only, and should only, be making and purchasing loans that could be sold in a relatively short period. By so doing, FBMC (or the Company) was not exposed to the risk the loans themselves would not be paid ("credit risk"), or the risk related to changing interest rates ("interest rate risk") generally associated with holding loans over the long term until their maturity or early repayment.

    Beginning in or about September 1995, FBMC activities expanded and FBMC became a warehouse lender. As a warehouse lender, FBMC would provide the funding for the loan made (and closed) by another mortgage lender. Although FBMC would take the notes and security deed instruments (the underlying "paper") as collateral, it was FBMC's intent to sell these loans too, so it would not be subject to long-term credit risk (of both the other mortgage lender and the original borrower) or interest rate risk.

    Because FBMC itself did not have capital to finance these loans, the Bank provided such funding to the borrower (i.e., the other mortgage lender who was closing the loan with the ultimate borrower). FBMC and the Bank would enter into an agreement whereby FBMC would agree to later repurchase the loan from the Bank (a "Repurchase Agreement"). Even though the Bank itself had advanced its funds - - the Bank did not record it on its books as a loan, but rather as a Repurchase Agreement from FBMC. Such loans were approved under the auspices of the "Commitment Committee" composed of Mr. Lockyer, Mr. Jimmy D. Veal, Mr. L. McRee Harden (all directors) and several employees of the Company. The Commitment Committee could commit Bank funds for up to $250,000; any loan advances in excess of $250,000 would still require the approval by the Bank's loan committee. The Board of Directors (including the Soliciting Directors) unanimously voted to approve the creation of the Commitment Committee. Under the plan explained to the Soliciting Directors by Messrs. Junkin and Lockyer, each loan was secured by a proper assignment of the "paper" associated with such loan, and at the time FBMC funded a loan, FBMC had a forward commitment in place from a buyer to purchase that loan.

    In June, 1996, at a meeting of the loan committee of the Bank, Mr. Whelchel (a Soliciting Director) asked about past-due loans of $2.5 million recorded on the Bank's books. Mr. Lockyer explained that these were loans made to an Arkansas mortgage originator (with Repurchase Agreements from FBMC) and that such borrower was unable to repay the loans.

    It was then discovered by the Soliciting Directors that no commitments were in place to purchase the underlying mortgage loans, and proper collateral loan documents had not been assigned to the Bank. There was no way to enforce payment. This situation essentially created unsecured loans by Bank. Although these loans were arranged by FBMC, the Bank actually advanced the money to the Arkansas mortgage originator without customary Bank loan committee approval, and the advance was booked by the Bank as a repurchase agreement with FBMC. As a result, repayment of the indebtedness is dependent upon the financial condition of the Arkansas mortgage originator, contrary to the understanding of the Soliciting Directors who expected the Bank loan to be repaid by the originator through the prompt sale of the underlying mortgage loans. The Board learned that the amount of the loans outstanding to this borrower had been as high as $4.3 million. Through efforts of bank personnel, a substantial portion of these loans has been collected, and there now remains approximately $610,000 unpaid and FBMC has purchased the loans from the Bank. The underlying mortgage loans funded by the Bank are being serviced by the Arkansas company, but regular payments of principal and interest are not currently being paid to FBMC. It is hoped but is uncertain that these loans will be repaid. The Board anticipates a charge against the earnings of FBMC and the Company to maintain an appropriate reserve against possible nonpayment of FBMC loans.

    Mr. Junkin and Mr. Lockyer also involved FBMC in a business known as "BC&D Paper", without adequate discussion with the Board of Directors. The business of BC&D Paper involves the making or purchasing of loans at high interest rates to individuals who could not qualify under the credit standards of the Bank. Some of these loans were originated by FBMC and assigned to the Bank under a repurchase warehouse line of credit. In essence, the Bank's money was being lent for substandard credits which the Bank itself would not lend. These loans were never presented to the Bank's Loan Committee and were never approved by its Board of Directors.

    It is the view of the Soliciting Directors that FBMC was over staffed for its size. FBMC had employed a large number of employees, as high as 43. This was done in anticipation of a growth in business, rather than employing the personnel needed to service its present business level and adding to its staff only as business grew. The business did not grow as anticipated, and the losses mounted. As stated above, planning for FBMC's growth appears to have been erroneous. FBMC failed to meet the budget submitted to its Board of Directors for the nine months ended September 30, 1996, by approximately $600,000.

    The Soliciting Directors have investigated the nature of the losses at FBMC. After a careful review of the overall operations of the mortgage company, it is the opinion of the Solicting Directors that the losses were caused by expenses in excess of actual and reasonably anticipated revenue. Furthermore, the Soliciting Directors believe that the losses will continue indefinitely unless the mortgage business is restructured. For these reasons, while the Soliciting Directors support the fundamental theory of some of FBMC's activities, the Soliciting Directors believe that such activities can best be accomplished within the established cost and credit of the Bank. Moreover, by avoiding duplicative costs incurred by maintaining a separate entity, the Soliciting Directors believe that significant cost savings will ultimately be achieved.


COSTS INCURRED IN ACQUIRING AND FURNISHING NEW OFFICES

    In May 1996, at the direction of Mr. Junkin, FBMC entered into a lease in the First Federal Building in Brunswick, Georgia, without the Board knowledge or approval of the Company's Board of Directors. The effect of this was to move FBMC from its quarters in the St. Simons Island branch of the Bank, where it was housed at no cost to the Company, to leased space having an annual rental cost to the Company of $95,350. The leased space was then redecorated and furnished at a cost of approximately $186,724. These expenditures were made without the knowledge or approval of the Board.

    In late 1995, Mr. Lockyer initiated discussions with the Board regarding the purchase of an office building located at 200 Plantation Chase, St. Simons Island, Georgia. This office building was owned by a partnership consisting of Mr. Junkin and two other individuals. After receiving a third party appraisal of $355,000, the Board approved and closed the purchase of 200 Plantation Chase for $350,000. Subsequent to the approved purchase, Mr. Junkin and/or Mr. Lockyer had 200 Plantation Chase redecorated and refurnished at a cost of $174,535 to the Company. Such additional redecorating and refurnishing expenses, amounting to approximately 50% of the cost of the building itself, was incurred without the knowledge or approval of the full Board of Directors.


EVENTS AFTER TERMINATION OF MESSRS. JUNKIN AND LOCKYER

    On October 18, 1996, after the dismissal of Messrs. Junkin and Lockyer from their management positions, the Board of Directors, through the new executive officers, began independently reviewing the high expenses of the holding company and the FBMC losses. The Board of Directors also engaged Arthur Andersen, LLP ("Arthur Andersen"), a national accounting firm, to investigate these matters and to assist in evaluating possible solutions. Arthur Andersen's procedures generally consisted of interviewing current management and other employees and reviewing certain accounting records, reports and other financial documents generated by the Company. In connection with these limited procedures, certain matters came to the attention of Arthur
Andersen.   The following summarizes the most significant results
of the Board's independent review  as well as those of Arthur
Andersen:

    1. Arthur Andersen reported that Mr. James Shirley, the Company's internal auditor indicated to it that on several occasions, Mr. Junkin attempted to limit the scope of his internal audit function. Specifically, Mr. Shirley indicated that on several occasions, in response to inquiries from members of the Board's Audit Committee, Mr. Junkin denied Mr. Shirley access to records that would have enabled him to respond to Audit Committee inquiries regarding payments to Concepts Designs, Inc., the company to whom payments were made for office furniture, fixtures, etc. (See below).

    2.    During 1995 - 1996 the Company and its subsidiaries
paid $846,391 to Concept Designs, Inc. Most of such funds were
spent on furniture and interior decorating costs.   To the extent
funds were expended for structural work, such expenditures are minimal. In two of the locations that were redecorated, structural work was paid separately, and at a third location, the landlord made structural changes as tenant improvements. The Board was not presented with competitive bids, alternative proposals from other firms, a projected budget, or any other means to independently review the nature and propriety of such substantial expenditures (including the additional amounts the Company spent for structural work). It is the view of the Soliciting Directors that the expenditure of such large amounts was beyond Mr. Junkin's incidental authority and that such discretionary expenditures should have been presented to the full Board for review and approval.

    3. In May of 1996, FBMC signed a two-year lease to occupy (beginning in September 1996) office space on the third floor of the First Federal Plaza in Brunswick, Georgia, at a cost of $7,946 a month, and $186,724 was spent on decorating expenses. FBMC moved from the St. Simons Island branch of the Bank, where it paid no rent and the space in the St. Simons branch was left vacant. The move, the lease and the decorating expenses were not approved by the Board of Directors.

    4. Prior to the time Mr. Junkin became an employee of the Company, he directed the Company's accountant to add him, his family, and his personal secretary (none of whom were employed by the Company) to the Company's group health insurance plan, and directed that the Company pay their entire premium. This practice was criticized by Mauldin & Jenkins, the Company's external auditors at the time, and the Board of Directors of the Company in June 1993 obtained Mr. Junkin's assurance this practice would stop. In fact, the Soliciting Directors learned that he continued this practice until his employment on June 6, 1994. After he became an employee of the Company, Mr. Junkin was eligible for coverage under the Company policy whereby the Company would pay part of the premium, with the remainder to be paid by him. Mr. Junkin directed the Company's accountant to pay the entire premium for him, his family, and his secretary. All other employees of the Company pay their share of health insurance premiums for themselves and their families. Based on information from the company's insurance providers, Arthur Andersen found that insurance premiums totaling approximately $9,140 in excess of Company policy were paid on Mr. Junkin's behalf. It is the clear belief of the Soliciting Directors that prior to Mr. Junkin's becoming a full-time employee on June 6, 1994, he was a non-employee and served with the same duties and compensation as all other directors.

    5. On March 20, 1996, in conjunction with the purchase of 200 Plantation Chase, the Board approved the Company's purchase from Mr. Junkin and his partner of certain furniture located in the main office of the Company at a cost of $14,000. Had the Soliciting Directors known of Mr. Junkin's intent, or plans, to decorate the offices (at a cost of approximately $174,536), the Board may not have approved such purchase. Most of the furniture was not even used after the redecoration and is now in the possession of one of Mr. Junkin's former partners.

    6. Arthur Andersen noted that Mr. Junkin and Mr. Lockyer were approving each other's expense accounts. In 1995 and through the date of his removal from office, the Company had reimbursed Mr. Junkin, in addition to his salary, in excess of $30,000, mostly for meals and travel. This included nine trips to Phoenix, Arizona, which were identified only as "meeting with shareholders," "meetings with market-makers," or "GIFH business." Company records show only four shareholders of record in Arizona out of approximately 1,000 total shareholders. The Board of Directors knows of no Company business in Arizona, and the Company has no market-makers in Arizona. The Soliciting Directors believe that use of Company funds in this manner and the practice of Company officials approving each other's personal expense reimbursements was poor management practice and leads to abuses.

    In addition to investigating the source of the high expenses of the Company and FBMC, the Board of Directors asked Arthur Andersen to study the strategic direction of FBMC and to make recommendations on how FBMC should be structured. Andersen Consulting, through its mortgage consultant, recommended that FBMC cease its high risk business of nationwide wholesale "BC&D" mortgage lending and focus on originating or brokering retail mortgage loans in the local market and wholesale lending activities confined to the Company market area in which it has some personal knowledge of the market. Also, Arthur Andersen recommended that the mortgage company, as a separate business, be discontinued and that the mortgage operation be moved back into and become a part of the Bank. Management would be under the Bank, and duplication of certain expenses, including some personnel and occupancy expenses, would be eliminated.


REGULATORY REVIEW AND COMPANY RESPONSE

    The Federal Reserve Bank of Atlanta originally was scheduled to perform an examination of the Company in early 1997. The Georgia Department of Banking and Finance requested an acceleration of that audit to November 4, 1996. After approximately two weeks of examination, the Georgia Department of Banking and Finance and the Federal Reserve Bank suspended their exam so that Arthur Andersen could commence work.
Representatives of the Georgia Department of Banking & Finance, the Federal Reserve Bank of Atlanta, and the Federal Deposit Insurance Company asked for and attended a December 9, 1996 meeting of the Board of Directors to discuss its findings on the suspended examination. During the meeting, the regulators urged the Board of Directors to commit the Company to address problems determined during the examination process. In response, the Board of Directors unanimously adopted a lengthy resolution (the "Board Resolution"). This Board Resolution is attached in its entirety as Appendix "B." In the Board Resolution, among other things, the Board agreed to:

- develop and submit to the supervisory authorities a management plan for the parent company and each of its subsidiaries, which will include, among other things, the type and number of management positions needed to manage the affairs of the parent and each subsidiary and a description of the qualifications required to perform present and anticipated duties of each management position, including establishment and enforcement of sound policies and practices;

- review the results or recommendations from Arthur Andersen regarding appropriate internal routine and controls, accounting systems, policies and procedures, internal loan review, internal audit and any other areas and develop appropriate steps or procedures to strengthen noted weaknesses and report the results of the Board's review and the Board's plans or procedures to strengthen noted weaknesses to the supervisory authorities within 30 days;

- review the scope and adequacy of the annual independent audit as performed for the prior year end, and as proposed for 1996, with particular emphasis on the adequacy of the review of internal routine and controls, take appropriate steps to expand the scope of the proposed 1996 independent audit if necessary to include any of the areas noted by Arthur Andersen, and report the results of the Board's review to the supervisory authorities within 60 days;

- notify the external auditor in writing that his or her responsibility is to the entire Board and then any findings or recommendations should be made directly to the entire Board;

- develop a strategic plan for the parent and each subsidiary covering a three to five year period;

- the Company and bank subsidiary will not declare or pay any cash or property dividend or any other form of capital distribution without the prior written consent of the supervisory authorities; and

- the Company will not incur any additional debt after this resolution is adopted without prior notification to the supervisory authorities.

The Company has not asked, and the regulators have not taken a position with regard to the control issues presented as Proposals
A and B.


PLAN OF BOARD OF DIRECTORS FOR THE FUTURE

    It is the intent of the Board of Directors to proceed to return the Company to profitability, while not subjecting the Company's capital to extraordinary risks. The major tenets of this restructuring effort will be as follows:

    a. Through the strategic planning process outlined earlier, the Board will re-examine its systems of controls over the management of the Company and each of its subsidiaries. The Board will endeavor to strengthen appropriate checks and balances so that previous management excesses are not repeated in the future.

    b. The mortgage company (FBMC) is in the process of being closed as a separate entity. The mortgage company employees and operations will be returned to and become a part of the Bank. The wholesale national BC&D mortgage business will be discontinued, and the mortgage company will focus on originating or brokering retail mortgages in the local and surrounding area and wholesale mortgage activities will be conducted as market conditions warrant.

    c. Most expenses of the holding company will be eliminated, with only minimal and necessary functions performed. Many functions will be delegated to employees of the various subsidiaries of the holding company. The holding company will retain some administrative staff, but these responsibilities will be limited to functions which are essential to the holding company's role.

    d. The First Bank of Brunswick made an unaudited pre-tax profit in 1996 of approximately $902,771. The Board of Directors intends to focus on this flagship subsidiary of the Company and continue efforts to grow it as a profitable community bank serving the needs of our local and surrounding communities. Ricki Helfer, Chairman of the Federal Deposit Insurance Corporation, in the Quarterly Banking Profile dated December 13, 1996, stated through the third quarter of 1996, commercial banks in the United States continued to enjoy "extraordinary profitability." The J.C. Bradford & Co. Community Financial Institutions Stock Price Index increased 15.36% during 1996. The Board of Directors has determined that the Bank is the foundation upon which profitability of the entire Company can be built and thereby increase the price of the Company's stock. As conditions warrant and the Company stabilizes, the Board will look to other investment opportunities, including acquisition of other banks.

    e. First Credit Service Corporation is continuing to grow and has a sound loan portfolio. The Board of Directors expects it to contribute to the profitability of the Company in 1997. The Board plans to emphasize its efforts and resources to continue the progress of First Credit Service Corporation in the consumer lending area.

    It is the opinion of the majority of your Board of Directors that the Company has not made adequate progress under the direction of Mr. Junkin and Mr. Lockyer. Profits have eroded, and have resulting in larger and larger quarterly to quarter losses. It is also the opinion of the Board's Soliciting Directors that excessive risks have been incurred without proper understanding by previous management of the exposure to loss, or appropriate explanation to the Board. Mr. Junkin and Mr. Lockyer have not expended Company funds in a manner the Soliciting Directors, the majority of the Board, considers prudent or well planned. The Soliciting Directors believe that as a direct result of Mr. Junkin's and Mr. Lockyer's management, there has been an erosion of profitability and loss of stock value. The Soliciting Directors believe the Company has two solid core businesses which, if operated with solid expense controls, can produce a profitable company and give the shareholders a good return on their investment. However, it will take the Board of Directors some time to implement these plans and reduce costs. Cost reduction itself produces extra expenses in the short-run, such as severance pay to Mr. Lockyer, termination of the lease of the First Federal space and loss of the investment in leasehold improvement, severance pay to other employees, and expenses of dealing with this Special Meeting as well as other potential proxy contests which may ensue.


EFFECT OF PASSAGE OF PROPOSALS A OR B

    Under the bylaws of the Company, the number of directors shall be no fewer than three nor more than twenty-five persons with the exact number to be fixed and determined from time to time by resolution of the board of directors or by resolution of the shareholders at any annual meeting or special meeting of the shareholders. The Board of Directors has set the number of directors at eight. The eight board seats are currently filled by
L. McRee Harden, C. Kermit Keenum, Jimmy D. Veal, Michael D. Hodges, Russell C. Jacobs, Jr., J. Thomas Whelchel, Gregory S. Junkin and Paul D. Lockyer.

    Under the bylaws of the Company, a director may be removed
between annual meetings of shareholders only by a   vote of the
holders of the shares entitled to vote at a duly called
shareholders meeting, i.e., by a   vote of all of the
shareholders.

    If Proposal A(1) is adopted by a   vote of all
shareholders, the effect will be for the Board of Directors to be reduced from eight to six directors. If Proposal A(2) is adopted
by   of all shareholders, Messrs. J. Thomas Whelchel, Michael D.
Hodges, C. Kermit Keenum and L. McRee harden will be removed as Directors. If Proposal A(3) is adopted by a vote of a majority of the shares present at the meeting, it will be clear that additional directors can be elected at the meeting. If all of the above proposals are adopted, two persons will be nominated for directors to fill the two vacancies created by the removal of four directors and reduction of the number of directors. The persons nominated for director that receive the highest number of votes will be elected. IF THE TWO PERSONS NOMINATED BY THE JUNKIN GROUP ARE THEN ELECTED, THE JUNKIN GROUP WILL ELECT FOUR OF THE SIX DIRECTORS AND WILL HAVE CONTROL OF THE COMPANY AND WOULD HAVE THE POWER TO RETURN MR. JUNKIN AND MR. LOCKYER TO THEIR PRIOR MANAGEMENT POSITIONS. IT IS THE EXPRESS STATED INTENT OF MESSRS. JUNKIN AND LOCKYER TO CONTINUE THE SAME HISTORIC MANAGEMENT PRACTICES WHICH RESULTED IN THE EXISTING LOSSES TO THE COMPANY.

    If Proposal B(5) is adopted by a majority of the shares voting at the meeting, the Board of Directors will be expanded from eight to thirteen members. If Proposal B(5) is adopted and the persons nominated by the Junkin Group receive the highest number of votes, they will be elected as directors. If so elected the five persons nominated by the Junkin Group, with Mr. Junkin and Mr. Lockyer will constitute seven members of the thirteen member Board of Directors. THE EFFECT WILL BE THAT THE JUNKIN GROUP WILL ELECT A MAJORITY OF THE BOARD OF DIRECTORS, AND WOULD HAVE THE POWER TO RETURN MR. JUNKIN AND MR. LOCKYER TO THEIR PRIOR MANAGEMENT POSITIONS. IT IS THE EXPRESS STATED INTENT OF MESSRS. JUNKIN AND LOCKYER TO CONTINUE THE SAME HISTORIC MANAGEMENT PRACTICES WHICH RESULTED IN THE EXISTING LOSSES TO THE COMPANY. All members of the Board of Directors, except Messrs. Junkin and Lockyer, believe that the number of directors should not be changed and no director should be removed. The Board of Directors has voted 6 for and 2 against to recommend to the shareholders to vote AGAINST Proposals A(1), A(2), A(3) and B(5). The effect of this vote will be to leave the Board of Directors as it is and allow the majority of directors to pursue the new direction of the Company set out in this statement.

    The Board of Directors has not solicited proxies to vote against the Directors nominated by Mr. Junkin. The question is not whether or not the named nominees should be elected as Directors, but strictly whether or not four Directors should be removed or, in the alternative, the size of the Board increased from eight to thirteen. In the event Proposals A-1 and A-2 receive the affirmative vote of two-thirds of the holders of all the outstanding shares and Proposal A-3 receives a vote of the majority of those present at the meeting, or if in the alternative, Proposal B-5 receives a vote of a majority of the shares voting at the meeting, the effect will be for Mr. Junkin's nominees to be elected, for the Board will not submit nominees for directors. If you use the orange proxy card, you will not be able to vote for the nominees of the Junkin Group.


IMPORTANCE OF YOUR VOTE

    The entire Board of Directors, except for Messrs. Junkin and Lockyer, recommend to the shareholders that they vote AGAINST all proposals, including Proposals A(1), A(2), A(3) and B(5) as set out in the proxy card included herein. The Soliciting Directors solicit your proxy to vote against these proposals and asks that you immediately sign, date and return the ORANGE proxy card in the self-addressed envelope to Mr. Jimmy D. Veal, 200 Plantation Chase, St. Simons Island, Georgia 31522, Secretary of the Company.

    Under the bylaws of the Company, Proposals A(1), A(2) and A(3) require that two-thirds of the outstanding shares of the Company, 1,562,868 shares, vote in favor of the Proposal for it to be adopted. Under the bylaws of the Company, Proposal B(5) only requires a majority of those shares voting at a meeting with a quorum present. A quorum is one-third of all of the shareholders. Because only a majority of those present at the meeting is required to adopt Proposal B(5), it is extremely important that every shareholder vote either in person by attending the meeting or by signing and returning a proxy. The proxy card will be voted as directed; however, if no instructions are specified, a signed proxy card appointing the proxies selected by management will be voted at the discretion of the proxies AGAINST all proposals, including Proposals A(1), A(2), A(3) and B(5) listed on the proxy card.


SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth share ownership information as of January 20, 1997, with respect to any person known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned. Percentage ownership is calculated based on 2,334,402 outstanding shares.


Security Ownership of Certain Beneficial Owners*

Name and Address    Number of Shares   Percent of
of Beneficial Owner          Shares                     Class
Leonard W. Golan(1)          200,102                      8.3%
   21st Floor
Three First National Plaza
Chicago, Illinois 60602

Gregory S. Junkin
Paul D. Lockyer,
Scott A. Junkin(2)
P.O. Box 30297
Sea Island, Georgia
       31561                     146,455              7.1%

* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"). Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power", which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Mr. Golan's beneficial ownership of the shares of Common Stock attributed to him stems from (i) his having voting and investment power with respect to certain of those shares in his capacity as Trustee of each of the Leonard W. Golan Insurance Trust dated January 23, 1968, the Carol P. Golan Insurance Trust dated November 7, 1977, and the Carol P. Golan QTIP Trust dated April 18, 1995, and (ii) his claiming beneficial ownership of certain shares registered in the name of his son, John F. Golan. The number of shares beneficially owned by Mr. Golan includes the right to acquire 64,642 shares pursuant to Class A Warrants owned by Mr. Golan.

(2) Includes shares held by these individuals as a "group" as such term is used in Section 13(d)(3) of the Act and includes rights of the members of the group to acquire 13,916 shares pursuant to Class A Warrants and 2,958 shares pursuant to the exercise of vested options.

   The following table sets forth share ownership information as of January 20, 1997, with respect to (i) each director and named executive officer of the Company who beneficially owns Common Stock of the Company, and (ii) all directors and named executive officers of the Company as a group. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned. Percentage ownership is calculated based on 2,334,402 outstanding shares.

Security Ownership of Management*

Name and Address                 Number of
of Beneficial Owner          Shares                            Percent of Class
L. McRee Harden(1)                           19,385            0.8%
   P.O. Box 2369
   Darien, Georgia  31305

Michael D. Hodges(2)                         38,764              1.6%
   207 Dunbarton Drive
   St. Simons Island, Georgia
             31522

Russell C. Jacobs, Jr.(3)         16,763                         0.7%
   308 Oak Grove Island Drive
   Brunswick, Georgia  31525

Gregory S. Junkie(4)                        105,653              4.5%
   200 Plantation Chase
   St. Simons Island, Georgia
             31522

C. Kermit Keenum(5)           16,545                             0.7%
   100 Old Mountain Road
   Powder Springs, Georgia
             30073

Paul D. Lockyer(6)            21,058                             0.9%
   311 Dunbarton Drive
   St. Simons Island, Georgia
            31522

Jimmy D. Veal(7)                             81,898              3.4%
   711 Beachview Drive
   Jekyll Island, Georgia  31527

J. Thomas Whelchel(8)                        31,740              1.4%
   5 Glynn Avenue
   Brunswick, Georgia  31520

All directors and executive      331,806                        13.9%
   officers as a group
   (8 persons)

* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under
     Section 13(d) of the Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power", which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Includes 1,250 shares owned by his wife for which he disclaims beneficial ownership. Also includes the right to acquire 1,385 shares pursuant to vested options.

(2) Includes the right to acquire 30,124 shares pursuant to vested options.

(3) Includes the right to acquire 1,263 shares pursuant to vested options.

(4)  Includes the right to acquire 4,044 shares pursuant to Class
     A Warrants, and 1,500 shares pursuant to vested options.

(5) Includes the right to acquire 1,045 shares pursuant to vested options.

(6) Includes the right to acquire 1,458 shares pursuant to vested options.

(7)  Includes 9,125 shares owned as custodian for his son, Daniel
     D. Veal, 9,125 shares owned as custodian for his son, Zachary T. Veal, both under the Uniform Gifts to Minors Act, and 1,958 shares pursuant to vested options.

(8) Includes 25 shares owned by Mr Whelchel's daughter for which he disclaims beneficial ownership, and 1,390 shares pursuant to vested options.

     None of the Soliciting Directors (i.e., the directors other than Mr. Junkin and Mr. Lockyer) or any other person who may be deemed a "participant" in this solicitation have purchased or sold any Common Stock within the past two years, borrowed any funds for the purpose of acquiring or holding any Common Stock, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any Common Stock. There have not been any transactions outside the ordinary course of business since the beginning of the Company's last fiscal year and there is not any currently proposed transaction to which the Company or any of its subsidiaries was or is to be a party, in which any of the Soliciting Directors, or any associate or immediate family member of any of the Soliciting Directors or any other person who may be deemed a "participant" in this solicitation had or will have a direct or indirect material interest. Other than the directorships contemplated by the Proposals, and the employment of Mr. Hodges, as an officer of the Bank as discussed below in "Employment Agreements," none of the Soliciting Directors or any associate of any of the foregoing persons or any other person who may be deemed a "participant" in this solicitation has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or its affiliates will or may be a party.

     Following is information about each director, including biographical data for at least the last five years.

     L. McRee Harden (41). Mr. Harden has been a director of the Company since July 1988, a director of the Bank since February 1990, and a director of First Credit Service Corporation since July 1993. Mr. Harden operates a chain of approximately 28 convenience stores in south Georgia.

     Michael D. Hodges (43). Mr. Hodges has been a director of the Company since 1991 and a director of the Bank since June 1990. He also has been Acting President and CEO of the Bank since October 1996. Prior to that, he had been Senior Vice President of the Bank since June 1990, with principal responsibilities for the Bank's loan portfolio.

     Russell C. Jacobs, Jr. (61). Mr. Jacobs has been a director of the Company since July 1988, a director of the Bank since February 1990, and a director of First Bank Mortgage Corporation since July 1993. He also has been a Vice Chairman of the Bank since July 1995. Mr. Jacobs is self-employed as an agent for the Equitable Financial Companies, and as a registered representative with Equico Securities, Inc. Mr. Jacobs holds both the Chartered Life Underwriter ("CLU") and Chartered Financial Consultant ("CHFC") designations.

     Gregory S. Junkin (55)*. Mr. Junkin has been a director of the Company since March 1987. From March 1987 until October 17,
1996, Mr. Junkin was Chairman and Chief Executive Officer of the
Company.  Mr. Junkin is now retired.

     Claude Kermit Keenum (61). Mr. Keenum has been a director of the Company since July 1988, a director of the Bank since February 1990, and a director of First Credit Service Corporation since July 1995. He was the superintendent of the Glynn County School System from 1980 to 1989 and the superintendent of the Cobb County School System in metropolitan Atlanta from 1989 to 1992. Mr. Keenum is currently President of Southeastern Communication Systems, Inc.

     Paul D. Lockyer (45)*. Mr. Lockyer has been a director of the Company since December 1987. From July 1995 to October 17, 1996, Mr. Lockyer was President and Chief Operating Officer of the Company. From September 1988 through July 1995, he served as Senior Vice President of the Company. From February 1990 until October 17, 1996, Mr. Lockyer was President, Chief Executive Officer and a director of the Bank. Mr. Lockyer is now retired.

     Jimmy D. Veal (48). Mr. Veal has been a Vice Chairman of the Company since July 1995. He has been a director of the Company since June 1987 and Secretary/Treasurer of the Company since September 1992. He has been a Vice Chairman of the Bank since July 1995, a director of the Bank since July 1990, and Secretary/Treasurer and a director of both First Credit Service Corporation and First Bank Mortgage Corporation since July 1993. He is Secretary/Treasurer and a director of Motel Properties, Inc., a corporation that owns and operates four motels in Glynn County and two in Camden County.

    J. Thomas Whelchel (62). Mr. Whelchel has been the Acting Chairman and CEO of the Company since October 1996. Prior to that, Mr. Whelchel was a Vice Chairman of the Company between July 1995 and October 1996. From July 1988 through July 1995, he served as President of the Company. Mr. Whelchel has been a director of the Company since July 1988, and Chairman and a director of the Bank since February 1990. Mr. Whelchel has also been a director of both First Credit Service Corporation and First Bank Mortgage Corporation since July 1993. He is a senior partner in the Brunswick law firm of Whelchel, Brown, Readdick and Bumgartner.


RELATED TRANSACTIONS

    During 1996, the Bank loaned funds to certain of the Company's executive officers and directors or to businesses in which such persons had an interest. All such loans were: (a) in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on review of Forms 3 and 4 and amendments thereto furnished to the Company during its the fiscal year and Form 5 and amendments thereto furnished to the Company with respect to the 1996 fiscal year, no person who, at any time during the 1996 fiscal year was a director, officer or beneficial owner of more than 10% of the Common Stock, failed to file on a timely basis, as disclosed in such forms, reports required by Section 16(a) of the Act during the 1996 fiscal year.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company's Board of Directors have established an audit committee (the"Audit Committee") and a compensation committee
("Compensation Committee").

     The current members of the Audit Committee are L. McRee Harden, Russell C. Jacobs, Jr., and Jimmy D. Veal.* The Audit Committee held 12 meetings during the 1996 fiscal year. The mission of the Audit Committee is to prevent losses by the Company from fraud, defalcation and/or operating deficiencies.


* From June 20, 1996 until he became acting CEO on October 17,
1996, J. Thomas Whelchel was also a member of the Audit Committee.

    The Compensation Committee was created on January 16, 1997. The members of the Compensation Committee are L. McRee Harden, Claude Kermit Keenum and Jimmy D. Veal. The mission of the Compensation Committee is to determine the compensation and benefits of the Company's senior officers.

    The Board of Directors of the Company met 16 times during the 1996 fiscal year. Each of the directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served, during the period of the 1996 fiscal year that he served as a director.

    On the date of the Special Meeting, the Board of Directors will consist of eight members. Under the Company's Bylaws, shareholders or the Board of Directors have the authority to change the size of the Board of Directors within a range of 3 to 25 members and to fill vacancies. Pursuant to this authority, at the Special Meeting, shareholders will consider proposals to reduce the size of the Board of Directors to 6 members, or, in the alternative, to increase the size of the Board of Directors to 13 members.

Director's Compensation

    The Company has no permanent arrangement for the compensation of its directors for their services as a director.
In 1995, however, the directors were awarded restricted shares of Common Stock for their past services. Mr. Hodges received 1,615 shares, Messrs. Harden, Jacobs, Keenum and Whelchel each received 3,000 shares and Messrs. Lockyer, Junkin and Veal each received 3,615 shares*. The shares are subject to forfeiture if the recipient does not continue serving the Company in certain capacities. The restrictions will lapse evenly over a period of seven years from the effective date of the grant. This award was approved by the shareholders at the 1995 Annual Meeting. In addition, in January 1996, the Company's Board of Directors granted nonqualified stock options to directors of the Company for services rendered during fiscal year 1995 on the Boards of Directors and committees of the Company and its various subsidiaries. The following table presents information regarding such option grants.

JANUARY 1996 OPTION GRANTS TO DIRECTORS FOR
SERVICES RENDERED IN FISCAL YEAR 1995


Name                               Number of Securities    Exercise   Expiration
                 Underlying Options      Price      Date

L. McRee Harden                    1,385     $6.00    21/19/06
Michael D. Hodges   1,042**        $6.00     1/19/06
Russell C. Jacobs, Jr.             1,263     $6.00    1/19/06
Gregory S. Junkin   1,500          $6.00     1/19/06
C. Kermit Keenum                   1,045     $6.00    1/19/06
Paul D. Lockyer                    1,458     $6.00    1/19/06
Jimmy D. Veal       1,958          $6.00     1/19/06
J. Thomas Whelchel  1,390          $6.00     1/19/06


The options listed above were granted pursuant to the 1995 Plan.
The Board may make similar awards for services rendered as directors in 1996.

* In addition, in 1995, Mr. Veal was awarded 11,700 restricted shares and Mr. Whelchel was awarded 7,325 restricted shares, respectively, in their capacity as officers of the Company.

** In addition, in 1996, Mr. Hodges was awarded stock options to acquire 1,000 shares of the Company's stock for his service as an officer of the Bank.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid to the named executive officers of the Company and its subsidiaries for each of the Company's last three completed fiscal years.

SUMMARY COMPENSATION TABLE


ANNUAL COMPENSATION

Name and                                      Other
Principal                                     Annual
Position       Year    Salary   Bonus    Compensation
(a)                    (b)      (c)      (d)  (e)


J. Thomas Whelchel
Acting Chairman
and CEO of the
Company(2)     1996    $0(11)      $0        $0

Michael D.
Hodges, President
and CEO of the Bank
subsidiary(2)  1996    $100,861    $     0   $0
               1995    $ 92,096    $ 6,000   $0
               1994    $ 85,500    $15,000   $0

Gregory S. Junkin,
Former Chairman
and CEO of the
Company(2)     1996    $125,192    $     0   $0
               1995    $147,211    $     0   $0
               1994    $ 40,558    $     0   $0

Paul D. Lockyer,
Former President,
COO and CFO of the
Company(2)     1996    $262,115(8) $     0   $0
                       1995        $107,627  $12,785    $0
                       1994        $100,000  $32,000    $0


LONG TERM COMPENSATION

AWARDS                             PAYOUTS

Restricted       Securities
Stock            Underlying                 LTIP      All Other
Awards(1)        Options/SARs    Payouts    Compensation
                    (f)       (g)                       (h)         (i)

J. Thomas Whelchel
                       $0         0             $0    $0

Michael D. Hodges
1996
   $     0        1,000(4)        $0            $0
1995
   $10,498(3)     6,921(4)        $0            $0
1994
   $4,650(3)      1,408(5)        $0            $0

Gregory S. Junkin
1996
   $     0        0               $0            $0
1995
   $99,548(6)     1,500(7)        $0            $0
1994
   $42,000(6)     0               $0            $0

Paul D. Lockyer
1996
   $     0        0               $0            $0
1995
   $71,500(9)     1,458(10)       $0            $0
1994
   $6,600(9)      0               $0            $0

------------

(1) In the event that the Company declares a dividend on its outstanding shares of Common Stock, then such dividend will be equally applicable to the restricted stock reported in this column (f).

(2) Messrs. Whelchel and Hodges were elected to their respective positions on October 17, 1996. Messrs. Junkin and Lockyer were terminated from their respective positions on October
    17, 1996.

(3) The aggregate number of shares of restricted stock held by Michael D. Hodges as of January 20, 1997, is 2,390 shares and the value of such shares is $12,548. All of the 775 shares of restricted stock awarded to Mr. Hodges in 1994 ("1994 Restricted Stock") vests upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Hodges, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Hodges will forfeit the 1994 Restricted Stock if he is not employed by either the Company or one of its subsidiaries on August 16, 1999, unless Mr. Hodges' employment is terminated because of the sale of the Company or a subsidiary through which Mr. Hodges is employed and Mr. Hodges is not offered other employment within the Company or one of its subsidiaries. Under the terms of the award of 1,615 shares of restricted stock awarded to Mr. Hodges in 1995 ("1995 Restricted Stock") one-seventh of such shares (i.e., 230.71 shares) became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Hodges becomes neither a director nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any shares of 1995 Restricted Stock which have not already vested at the time of the event which triggers the forfeiture.

(4) These options are incentive stock options which have been granted pursuant to that certain Golden Isles Financial Holdings, Inc. 1995 Stock Option Plan adopted by the Company on July 25, 1995 (the "1995 Plan"). The 1995 Plan provides for the granting of certain options that are intended to qualify as incentive stock options within the meaning of
    Section 422(b) of the Internal Revenue Code, as well as certain nonstatutory stock options that are not intended to qualify as incentive stock options within the meaning of
    Section 422(b) of the Internal Revenue Code. These incentive stock options were granted on July 25, 1995, and vested immediately upon being granted. These options may be exercised at any time before the earlier of (i) July 25, 2005; or (ii) the date upon which the optionee ceases to be an employee of the Company; provided, however, that if the optionee's employment with the Company is terminated for any reason other than (a) optionee's death or disability, (b) optionee's voluntary termination of his employment without the Company's consent, or (c) termination of optionee's employment by the Company for cause, then, in such event, optionee may exercise these incentive stock options for up to three months after termination of his employment (but in no event later than July 25, 2005).

(5) These options are nonstatutory stock options which have been granted pursuant to that certain 1991 Incentive Stock Option Plan and 1991 Nonstatutory Stock Option Plan adopted by the Company on May 30, 1991 (the "Plan"). The Plan provides for the granting of certain nonstatutory stock options that are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code. These nonstatutory stock options shall be vested and may be exercised by the individual to whom such options have been granted during the period such individual serves as an officer or any other key employee of the Company.

(6) The aggregate number of shares of restricted stock held by Gregory S. Junkin as of January 20, 1997, is 22,315 shares and the value of such shares is $117,154. All of the 7,000 shares of restricted stock awarded to Mr. Junkin in 1994 ("1994 Restricted Stock") will vest upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Junkin, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Junkin will forfeit the 1994 Restricted Stock if he is not in the employment of either the Company or any of its subsidiaries on August 16, 1997, unless Mr. Junkin's employment is terminated because of the sale of the Company or a subsidiary through which Mr. Junkin is employed and Mr. Junkin is not offered other employment within the Company or one of its subsidiaries. With respect to the shares of restricted stock granted to Mr. Junkin in 1995 (15,315 shares), one-seventh of such shares (i.e., 2,187.86 shares became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Junkin becomes neither a director of the Company nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any of the restricted shares granted to him in 1995 which have not already vested at the time of the event which triggers the forfeiture.

(7) These options are nonstatutory stock options which were granted to Mr. Junkin pursuant to the Plan in his capacity as a director of the Company.

(8) Mr. Lockyer's 1996 salary includes a severance payment of $145,000, pursuant to the termination of his employment on October 17, 1996.

(9) The aggregate number of shares of restricted stock held by Paul D. Lockyer as of January 20, 1997, is 12,100 shares and the value of such shares is $63,525. All of the 1,100 shares of restricted stock awarded to Mr. Lockyer in 1994 ("1994 Restricted Stock") vest upon the earlier of (i) three years from August 17, 1994, the date the shares were granted to Mr. Lockyer, or (ii) a change of control in the ownership of the Company through the acquisition of more than 50% of the Company's outstanding stock by a third party. Mr. Lockyer will forfeit the 1994 Restricted Stock if he is not in the employment of either the Company or any of its subsidiaries on August 16, 1999, unless Mr. Lockyer's employment is terminated because of the sale of the Company or a subsidiary through which Mr. Lockyer is employed and Mr. Lockyer is not offered other employment within the Company or one of its subsidiaries. With respect to the shares of restricted stock granted to Mr. Lockyer in 1995 (11,000 shares), one-seventh of such shares (i.e., 1,571.43 shares) became vested on July 25, 1996, and an additional one-seventh of such shares will vest on July 25 of each year thereafter until all such shares have vested. If at any time Mr. Lockyer becomes neither a director of the Company nor an executive officer of the Company or any subsidiary of the Company, then he shall forfeit any of the restricted shares granted to him in 1995 which have not already vested at the time of the event which triggers the forfeiture.

(10) These options are nonstatutory stock options which were granted to Mr. Lockyer pursuant to the Plan in his capacity as a director of the Company. As a result of the termination of his employment on October 17, 1996, on January 17, 1997, 45,523 incentive and nonstatutory stock options were forfeited by Mr. Lockyer.

(11) The Compensation Committee of the Board has agreed to compensate Mr. Whelchel for his time spent as CEO of the Company. As of February 10, 1997, no rate has been determined.

    No stock options were exercised and there were no SARs outstanding during fiscal year 1996. The following table presents information regarding the value of unexercised options held at January 20, 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST
FISCAL YEAR AND FY-END OPTION/SAR VALUES

                  Shares Acquired
    Name            on Exercise   Value Realized
    (a)                (b)             (c)

J. Thomas Whelchel     --              --

Michael D. Hodges      --              --

Gregory S. Junkin      --              --

Paul D. Lockyer        --              --

                                Value of Unexercised
          Number of Securities   in-the-Money
          Underlying Unexercised Options/SARs
          Options/SARs at FY-End at FT-End
          Exercisable/Unexercisable         Exercisable/Unexercisable
                   (d)                   (e)

J. Thomas Whelchel   1,390(2)          $0/$0(1)

Michael D. Hodges   30,124(3)          $24,089/$0(1)

Gregory S. Junkin    1,500(2)          $0/$0(1)

Paul D. Lockyer      1,458(2)          $0/$0(1)


(1) Dollar values have been calculated by determining the difference between the estimated fair market value of the Company's Common Stock at December 31, 1996 ($5.25) and the exercise prices of the options.
(2) On January 18, 1996, these options were awarded to Mr. Whelchel, Mr. Junkin and Mr. Lockyer as compensation with respect to their services as directors.

(3) Michael D. Hodges has the right to acquire 30,124 shares of the Company's Common Stock pursuant to stock options issued by the Company to Mr. Hodges. All of the 30,124 stock options held by Mr. Hodges were exercisable as of January 20, 1996. Of the 30,124 stock options, 18,750 are exercisable at the price of $4.00 per share, 1,003 are exercisable at the price of $4.60 per share, 1,408 are exercisable at the price of $6.25 per share, 6,921 are exercisable at the price of $6.50 per share, and 2,042 are exercisable at the price of $6.00 per share.

      The Company does not have any Long Term Incentive Plans in effect.

EMPLOYMENT AGREEMENTS

      On June 5, 1992, the Bank issued a letter to Paul D. Lockyer (the "Lockyer Letter") summarizing the terms of Mr. Lockyer's employment with the Bank. Pursuant to the terms of the Lockyer Letter, Mr. Lockyer was to serve as President and Chief Executive Officer of the Bank and Senior Vice President and Principal Financial Officer of the Company. Mr. Lockyer's base salary was set at $80,500 per year, subject to possible annual increases.
The Lockyer Letter confirms that Mr. Lockyer is entitled to certain stock options and that he is to be provided with a company vehicle. Mr. Lockyer may terminate his employment with the Bank upon 90 days advance notice. The Board of Directors of the Bank may terminate Mr. Lockyer's employment with the Bank with or without cause. However, if Mr. Lockyer is dismissed from his employment for reasons other than fraud or dishonesty, he is entitled to severance pay in an amount equal to six months of his then current base salary. On July 2, 1996, the term of the Lockyer Letter was extended to July 2, 1998. In addition, the Lockyer Letter was modified to provide severance pay in an amount equal to twelve months of his then current base salary if Mr. Lockyer is dismissed for reasons other than fraud or dishonesty. On October 17, 1996, the Board terminated Mr. Lockyer's employment.

      On June 5, 1992, the Bank issued a letter to Michael D. Hodges (the "Hodges Letter") summarizing the terms of Mr. Hodges' employment with the Bank. Pursuant to the terms of the Hodges Letter, Mr. Hodges is to serve as Senior Vice President of the Bank. Mr. Hodges' base salary was set at $75,500 per year, subject to possible annual increases. The Hodges Letter confirms that Mr. Hodges is entitled to certain stock options and that he is to receive a monthly automobile allowance of $300. Mr. Hodges may terminate his employment with the Bank upon 90 days advance notice. The Chief Executive Officer or the Board of Directors of the Bank may terminate Mr. Hodges' employment with the Bank with or without cause. However, if Mr. Hodges is dismissed from his employment for reasons other than fraud or dishonesty, he is entitled to severance pay in an amount equal to six months of his then current base salary. The term of the Hodges Letter was effective through July 2, 1996, when it was not extended. As of January 20, 1997, Mr. Hodges has been informed by the Bank's Board of Directors that an employment agreement will be entered into by the Bank with compensation determined by the Company's Compensation Committee.


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      On December 8, 1996, the certifying accountant for the Company, Francis & Company, of Marietta, Georgia, notified the Company that it did not wish to be engaged as the Company's certifying accountant for the year ended December 31, 1996. The report of Francis & Company accompanying the Company's financial statements as of and for the years ended December 31, 1995 and December 31, 1994, did not contain an adverse opinion, or a disclaimer of opinion, and was not modified with respect to any uncertainty, audit scope or accounting principles.

      On December 9, 1996, the Company engaged Mauldin & Jenkins LLC of Albany, Georgia as its new certifying accountant. The Company did not consult with Mauldin & Jenkins LLC regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements.

      The decision of the Company to engage new certifying accountants was approved by its Board of Directors. There were, during the two most recent fiscal years of the Company and for the period of January 1, 1996 through the December 8, 1996, no disagreements, whether resolved or unresolved, with Francis & Company with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to its satisfaction would have caused Francis & Company to make reference to the subject matter of the disagreement(s) in connection with its report.

      One or more representatives of Mauldin & Jenkins LLC will be present at the Special Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.


VOTE REQUIRED

      Approval of Proposal A(1) and A(2) submitted to the shareholders requires the affirmative vote of 1,556,268 shares of Common Stock; such amount being two-thirds of the shares entitled
to vote at an election of directors.   For purposes of determining
whether the requisite affirmative votes have been obtained with respect to Proposal A(1) and A(2), abstentions and "broker non-votes" will be disregarded in the calculation.

      Approval of Proposals A(3) and Proposal B(5) requires a plurality of the shares of Common Stock present or represented and entitled to vote at the Special Meeting. For purposes of determining whether the requisite affirmative votes have been obtained with respect to Proposal A(3) and Proposal B(5), abstentions and "broker non-votes" will be disregarded in the calculation.


OTHER MATTERS THAT MAY COME
BEFORE THE SPECIAL MEETING

      The management of the Company knows of no matters other than those above that are to be brought before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of the Company.

BY ORDER OF THE BOARD OF DIRECTORS



Jimmy D. Veal, Secretary

Schedule 1


TEXT OF RESOLUTION ADOPTED BY BOARD OF DIRECTORS ON DECEMBER 9,
1996


 1. Within 30 days from the adoption date of this resolution, the Board will develop and submit to the supervisory authorities a management plan for the parent company and each of its subsidiaries. In developing that plan, the Board will identify the positions considered necessary at each company along with the responsibilities and duties of those positions. The plan must include:

     a. The type and number of management positions needed to manage the affairs of the parent and each subsidiary, including the development of an organizational chart reflecting the management structure;

     b. A clear and concise description of the required level of education, experience, and level of compensation for each management position;

     c. An evaluation of each officer currently serving in a management position to determine whether those individuals possess the ability, education, experience, and other qualifications required to perform present and anticipated duties, including establishment and enforcement of sound policies and practices;

     d. Identification and establishment of such Board committees at the parent and at each subsidiary as may be necessary to provide guidance and oversight to active management;

     e. A plan of action to recruit and hire any additional or replacement personnel with the requisite ability, experience, and other qualifications, which the Board deems necessary to fill management positions;

     f. At a minimum, the Board shall review the role of each company's chairman, chief executive officer, chief lending officer, and chief financial officer. One individual may hold more than one position; however, the duties assigned to the combined positions shall not be of such responsibility as to diminish the effectiveness of any one position;

     g. Authorities of each management position and of each Board committee are to be expressly granted by the respective Boards of the companies;

     h. Upon the resignation, termination, and/or hiring of any management personnel including Board members, the Board will notify the supervisory authorities of each such event. Such notice will include the information on each individual the Board used in making a decision to hire that person.

 2. The Board will review the results or recommendations from the current engagement of Arthur Andersen, LLP regarding appropriate internal routine and controls, accounting systems, policies and procedures, internal loan review, internal audit and any other areas and develop appropriate steps or procedures to strengthen noted weaknesses. The results of the Board's review and the Board's plans or procedures to strengthen noted weaknesses will be supplied to the supervisory authorities within 30 days.

 3. The Board will supply to the supervisory authorities the results, interim and/or final, of any audit, investigation, or review conducted at the parent or any subsidiary, performed in addition to the regular annual independent audit, within 15 days of receipt.

 4. After considering the results and recommendations from the current engagement of Arthur Andersen, LLP, the Board will review the scope and adequacy of the annual independent audit as performed for the prior year end, and as proposed for 1996, with particular emphasis on the adequacy of the review of internal routine and controls. Based on the results of this review, the Board will take appropriate steps to expand the scope of the proposed 1996 independent audit if necessary to include any of the areas noted in 2 above not covered in the current engagement of Arthur Andersen LLP. The results of the Board's review will be provided to the supervisory authorities within 60 days of the adoption of this resolution.

 5. The Board will notify the external auditor in writing that his or her responsibility is to the entire Board and then any findings or recommendations should be made directly to the entire
Board.

 6. The Board will develop a strategic plan for the parent and each subsidiary covering a three to five year period. These plans will be supported by annual business plans that include an annual budgeting process including projected balance sheets. This budget must take into account the maintenance of adequate liquidity, adequate capital, and adequate reserves for loan loss in the bank and in the consolidated entity. Debt service requirements must be reflected as well. The strategic plan and the 1997 business plan and budget will be submitted to the supervisory authorities for review as soon as possible but no later than January 31, 1997.

 7. The parent and each of its subsidiaries will charge off all assets reflected as Loss on the agenda presented to the Board on December 9, 1996. The Board also commits to immediately charge off any other losses that come to its attention through any supervisory authority examination or inspection, any internal or external audit, or in any other manner. In addition, each entity will make provisions to the respective loan loss reserve accounts to bring them to adequacy before December 31, 1996.

 8. The Board will further undertake to assure that the parent's and each subsidiary's books are stated in accordance with generally accepted accounting principals by December 31, 1996. Specifically, the Board will conduct a review, either independently or through the scope of the 1996 independent audit, of the assets and lease obligations of the various companies to locate any improperly capitalized expenses, and to determine that assets and liabilities are properly booked.

 9. The Boards of the parent and of the bank subsidiary will not declare or pay any cash or property dividend or any other form of capital distribution without the prior written consent of the supervisory authorities.

 10. The parent will not incur any additional debt after this resolution is adopted without prior notification to the supervisory authorities. Such notification must occur at least 15 days prior to the date on which the company wishes to incur the additional debt. Additional debt does not include draws on existing debt arrangements. Any debt incurred or renewed between November 15, 1996, and the date of adoption of this resolution will be immediately reported to the supervisory authorities.

 11. The company will not reduce its capital by purchasing or redeeming treasury stock without prior notification to the supervisory authorities. Such notification must occur at least 15 days prior to the date on which the company wishes to purchase or redeem the stock.

 12. The Board will review its obligations with respect to reporting suspicious activity and will file all Suspicious Activity Reports as required. This item is intended to cover matters currently known or that become known to the Board.

 13. Beginning 30 days from the date of adoption and every 30 days thereafter, the Board will report progress on each item of this resolution to the supervisory authorities. Each progress report will include copies of any correspondence from Golden Isles Financial Holdings, Inc. to the Securities and Exchange Commission and/or to the company's shareholders.



[END OF RESOLUTION]
SCHEDULE 2



ProForma Financial Statements (Unaudited)

FIRST BANK MORTGAGE CORPORATION
CONSOLIDATED
P & L MONTH ENDED 12/31/96

         [UNAUDITED]      DEC       YTD
                        ACTUAL    ACTUAL

RETAIL VOLUME          $2,120,843 $30,432,174
WHOLESALE VOLUME        1,628,490  39,470,268

INCOME
  ORIGNATION FEES      $   25,893 $   329,595
  UNDERWRITE/DOC/TAX FEES 21,628      271,682
  MARKETING GAINS         57,735      809,446
  INTEREST INCOME-WH      40,007      502,116
  WAREHOUSE FEES           7,180      234,447
  OTHER INCOME             6,192       45,073
                          ------      -------
     TOTAL GROSS INCOME       158,635      2,192,359

DIRECT EXPENSES
  ORIGINATOR COMMISSION   26,034      256,230
  ORIGINATOR SALARY            0        2,500
  ORIGINATOR BONUS             0       10,125
  AE SALARY                8,769      119,116
  REFERRAL FEES                0        7,735
  WAREHOUSE FEE            5,700       77,423
  INVESTOR FEES            3,688       86,193
  WAREHOUSE INTEREST EXPENSE          45,476 510,381
                          ------      -------
     TOTAL DIRECT EXPENSE          89,667      1,069,703

OPERATING EXPENSES
         FIXED
  INT EXPENSE LOG              0        19,426
  OFFICER SALARY          22,136        443,680
  ADMIN SALARIES           9,456       93,700
  PROCESSOR SALARY         8,560        103,792
  UNDERWRITER SALARY      10,137        110,240
  WH SALARY                    0       35,859
  SHIPPER/CLOSER           1,931       31,263
  BENEFITS                 4,342       63,179
  401K                     2,166       44,792
  PAYROLL TAXES            2,166       85,650
  SUTA/FUTA                1,754       13,933
  CAR ALLOW                  325       23,946
  CO CARS                  1,267       14,110
  PAGERS                     237        5,619
  RENT                    10,853       98,924
  EQUIP LEASE                119       16,066
  DEPR                    10,184       49,583
  TELEPHONE                4,112       84,886
  UTILITIES                    0        1,407
  INSURANCE                4,122       19,605
  AMOR ORG COSTS             163       11,305
  TAXES & LIC                974        3,080
                          ------       ------
     TOTAL FIXED          95,804      1,374,360

     VARIABLE
  EMPLOYEE RELATIONS         860        7,444
  CAR PHONE                    0          332
  LEGAL & PROF            58,106         92,164
  ENTERIOR                   206         25,659
  R & M                    2,908         22,836
  SUPPLIES                   668         49,522
  DUES/SUBS                2,730         13,169
  ADVERTISING              2,576         50,185
  FEDEX                    1,938         23,859
  CLOSING EXP                397         42,587
  POSTAGE                    746        9,325
  TRAVEL                     548         68,437
  SEMINARS                     0         12,898
  ADP FEES                     0          1,323
  OTHER                    6,329         64,616
                          ------       ------
     TOTAL VARIABLE       73,063       84,154

OPERATING EXPS                174,066      1,858,513
  LEASE ABANDONMENT           148,316        148,513
  PROV FOR LOAN LOSS          221,243        271,243
  MARK FURNITURE TO MARKET    130,000        180,000
                          ------        -------
     NET LOSS               ($604,657)   ($1,285,416)

REVOCABLE PROXY                              GOLDEN ISLES
FINANCIAL HOLDINGS,                                         INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL
MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 11, 1997

  The undersigned hereby acknowledges receipt of the notice of special meeting of shareholders of Golden Isles Financial
Holdings, Inc. (the "Company") and proxy statement for the special meeting of the shareholders of the Company to be held on March 11, 1997 (the "Special Meeting").

  The undersigned hereby appoints J. Thomas Whelchel, Jimmy D. Veal and Michael D. Hodges, and each of them, proxies with the full power of substitution, to act for and in the name of the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the special meeting to be held on Tuesday, March 11, 1997, at 10:00 a.m. local time, at the Embassy Suites Hotel, 500 Mall Boulevard, Brunswick, Georgia 31520, or at any adjournment or postponement thereof, as indicated below.

[  ] AGAINST ALL PROPOSALS IN THEIR ENTIRETY.

You may mark an "X" in the above box to vote this proxy card AGAINST all of the proposals listed below in this Proxy Card. THIS IS THE POSITION OF THE MAJORITY OF THE MEMBERS OF THE BOARD OF DIRECTORS (L. MCREE HARDEN, MICHAEL D. HODGES, RUSSELL C. JACOBS, JR., C. KERMIT KEENUM, JIMMY D. VEAL AND J. THOMAS WHELCHEL).

IF THE ABOVE BOX IS MARKED, YOU DO NOT NEED TO VOTE SEPARATELY
BELOW.  HOWEVER, IF YOU DESIRE,  YOU MAY VOTE SEPARATELY BY
MARKING EACH INDIVIDUAL PROPOSAL BELOW WITH AN "X" IN THE
APPROPRIATE BOX.


PROPOSAL AS TO CHAIRMAN OF THE SPECIAL MEETING:

  To elect Gregory S. Junkin, or, in his absence, Paul D.
Lockyer, as the chairman of the Special Meeting.

[ ]   AGAINST Gregory S. Junkin, or, in his absence, Paul D.
Lockyer, as chairman of the Special Meeting.

[ ]   FOR Gregory S. Junkin, or, in his absence, Paul D. Lockyer, as chairman of the Special Meeting.


[ ]  WITHHOLD AUTHORITY



PROPOSAL A


1. That the number of members constituting the full Board of Directors be fixed at six (a decrease of two members).

   [  ] Against         [  ] For         [  ] Abstain

2. That each of J. Thomas Whelchel, Michael D. Hodges, C.
Kermit Keenum and L. McRee Harden be removed as members of the Board of Directors.

   [  ] Against         [  ] For         [  ] Abstain

3. That Article 3, Section 3.6 of the bylaws of the Company be amended to clarify that the shareholders of the Company shall have the right to fill a vacancy on the Board of Directors (created by the removal of a director) at a special meeting or an annual meeting.

   [  ] Against         [  ] For        [  ] Abstain



PROPOSAL B


5. That the number of members constituting the full Board of Directors be fixed at thirteen (an increase of five members).

   [  ] Against         [  ] For        [  ] Abstain


   In their discretion, the proxies are authorized to vote upon such other business as may properly become before the Special
Meeting and at any adjournments thereof.

   This proxy will be voted as directed.  IF NO INSTRUCTIONS
ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "AGAINST" THE PROPOSALS LISTED IN THIS PROXY CARD IN THEIR ENTIRETY. If any other business is presented at the Special Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Special Meeting.

   If the undersigned is present and elects to withheld this proxy card and vote in person at the Special Meeting or any adjournment thereof, and notifies the Secretary of the Company at the Special Meeting of the decision of the undersigned to withdraw this proxy card, then the power of the proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your
name appears on your stock
certificate.  When shares
are held jointly, both
holders should sign.  When
signing as attorney,
executor, administrator,
trustee or guardian, please
give your full title.  If
the holder is a
corporation, partnership or
other entity, the full
corporate, partnership or
entity name should be
signed by the duly
authorized partner,
officer, or other
representative.



Date:            , 1997

Signature

Signature, if shares held
jointly


Title

Please sign, date and mail promptly in the postage paid envelope provided.